Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of the 11th day of May, 2022 (the “Effective Date”), by and between Margaret Echerd (“Consultant”) and Vaxart, Inc. (the “Company”). The Company and Consultant are sometimes collectively referred to herein as the Parties and individually as a Party.

1.          Engagement. The Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company and its affiliates, in accordance with the terms, and subject to the conditions, of this Agreement. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company. Throughout the term of the Consulting Period (as defined below), Consultant shall have the title “Special Advisor”

2.          Consulting Period. During the period commencing on the Effective Date and ending on the date on which Consultant’s consulting relationship with the Company terminates as provided in Section 10 below (the “Consulting Period”), Consultant shall, at the Company’s request, provide consulting services to the Company and its affiliates with regard to the business and operations of the Company at the request of, and report directly to, the Chief Executive Officer of the Company (the “Consulting Services”). In connection therewith, Consultant shall make herself available (by telephone, video conference or otherwise) at reasonable times during normal business hours and on reasonable notice to provide the Consulting Services; provided, however, that the Consulting Services rendered by Consultant during the Consulting Period shall not exceed 30 hours per calendar month (pro-rated for partial calendar months). In addition, Consultant shall make herself available to travel within the United States in connection with her services hereunder if reasonably requested by the Company, with appropriate advance notice, and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 5 below.

3.          Non-Exclusive Relationship. The Consulting Services being provided by Consultant are on a non-exclusive basis, and Consultant shall be entitled to perform or engage in any activity not inconsistent with this Agreement, so long as such activities (individually or in the aggregate) (a) do not materially interfere with the performance of the Consulting Services, and (b) do not violate the provisions of the Employee Proprietary Information and Inventions Agreement between the Company and Consultant dated [●], which agreement shall continue to apply, in accordance with its terms, notwithstanding Consultant’s termination of employment with the Company.

4.          Compensation.

(a)         Consulting Fee. During the Consulting Period, the Company shall pay Consultant a fee at a fixed rate of U.S. $10,000 per calendar month (pro-rated for any partial calendar month) (the “Consulting Fee”), which shall be paid promptly, but in no event later than 15 calendar days, following the last day of the calendar month with respect to which such services are performed. Consultant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to Consultant by the Company hereunder, and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes, interest or penalties.

(b)         Stock Options. Consistent with the provisions of the Vaxart, Inc. 2019 Equity Incentive Plan (the “Plan”) and the applicable award agreements between Consultant and the Company, the outstanding stock options held by Consultant under the Plan as of the Effective Date (the “Stock Options”) shall remain outstanding during the Consulting Period, and shall continue to vest during the Consulting Period, in accordance with the terms, and subject to the conditions, of the Plan and applicable award agreements.

(c)         Additional Fee. On, or as soon as practicable after, July 11, 2022 (the “Reference Date”), the Company shall pay to Consultant an additional one-time fee of $2,500, provided that the Consulting Period has not terminated prior to the Reference Date. If the Consulting Period terminates for any reason prior to the Reference Date, then Consultant shall not be entitled to the additional one-time fee set forth in this Section 4(c).

5.          Reimbursable Costs. The Company shall reimburse Consultant in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services during the Consulting Period and pre-approved by the Chief Executive Officer, payable within 30 calendar days after receipt of an invoice; provided that the invoice is submitted to the Company no later than two months prior to the end of the calendar year immediately following the year in which the expense was incurred.

6.          Duties of the Company. During the Consulting Period, the Company shall (a) grant Consultant access to information reasonably required for Consultant to perform the Consulting Services contemplated herein; (b) pay to Consultant the amounts due to Consultant within the time periods specified herein; and (c) continue to provide Consultant with access to support staff and office space at the Company’s corporate offices on at least substantially the same basis as the Company’s executive officers as in effect from time-to-time.

7.          Duties of Consultant. Consultant shall: (a) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services, subject to Section 2 hereof; (b) comply with all applicable federal, state, municipal and foreign laws and regulations required to enable Consultant to render to the Company the Consulting Services called for herein; (c) observe the anti-harassment, workplace violence, drug-free workplace, and safety-related rules and policies of the Company while working on the Company’s premises or performing the Consulting Services; (d) upon termination of the Consulting Period, promptly return to the Company all Company property in Consultant’s possession or control, including without limitation, keys, credit cards, computer hardware and software, cellular telephone equipment, manuals, books, notebooks, financial statements, reports and other documents; and (e) disclose to the Company, at the time of termination or at such later time or times as the Company or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Consultant has password-protected on any computer equipment, network or system of the Company.

8.          Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. Consultant shall not knowingly violate any rules or policies of the Company applicable to Consultant or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company or its affiliates by law or under the organizational documents of the Company or its affiliates.

9.          Independent Consultant Status. In performing the Consulting Services herein, the Company and Consultant agree that Consultant shall at all times be acting solely as an independent contractor and not as an employee of the Company. The Parties acknowledge that Consultant was, prior to the Effective Date, an employee of the Company, but that such employment relationship has terminated immediately prior to the effectiveness of this Agreement. The Company and Consultant agree that Consultant will not be an employee of the Company or its affiliates during the Consulting Period in any matter under any circumstances or for any purposes whatsoever, and that Consultant and not the Company shall have the authority to direct and control Consultant’s performance of her activities hereunder. The Company shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes, required under the law to be paid with respect to employees; nor shall the Company withhold any federal, state, local or other taxes from the Consulting Fee or other amounts set forth in Section 4 above (other than as required by applicable law, as reasonably determined by the Company, with respect to that portion, if any, that is considered severance or other wages for tax purposes); nor shall the Company provide Consultant, in her capacity as such, or any principal, employee or contractor of Consultant with any benefits, including without limitation any severance, pension, retirement, health or welfare, or any kind of insurance benefits, including workers compensation insurance. Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Consultant, nor to authorize either Party to act as general or special agent of the other Party in any respect.

10.          Termination. At any time during the Consulting Period, either Party may terminate this Agreement and Consultant’s services hereunder for any reason by providing at least 15 calendar days prior written notice to the other Party in accordance with Section 11(e) below; provided that the 15-day notice requirement shall not apply in the event that Consultant materially breaches any provision of this Agreement. In the event of any termination of this Agreement and the Consulting Period, (a) Consultant shall be entitled to payment of all earned but unpaid Consulting Fees through the effective date of the termination in accordance with Section 4(a) above, and Consultant shall have no further rights to payment of any Consulting Fees or other compensation hereunder, (b) Consultant’s Stock Options outstanding under the Plan as of the effective date of the termination of the Consulting Period that have vested as of that date (the “Vested Stock Options”) shall remain outstanding and exercisable, in accordance with the terms, and subject to the conditions, of the Plan and the applicable award agreement until the later of the following dates (i) the expiration date of the applicable post-termination exercise period set forth in the applicable award agreement, and (ii) December 31, 2022, at which time the Vested Stock Options, to the extent not exercised in accordance with the terms of the Plan and the applicable award agreement, shall expire automatically and without further action or notice (it being understood that Consultant has the sole responsibility for monitoring the expiration of the Vested Stock Options and for exercising the Vested Stock Options, if at all, before they expire), and (c) Consultant’s Stock Options outstanding under the Plan as of the effective date of the termination of the Consulting Period that have not vested as of that date shall be forfeited automatically and without further action or notice, as of the termination date.

11.         Miscellaneous.

(a)          Entire Agreement, Amendment and Waiver, Severability. This Agreement, along with the documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof (whether written or verbal). The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(b)          Successors. This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c)          Choice of Law, Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Each Party hereto agrees that it must bring any action between the Parties hereto arising out of or related to this Agreement in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of any process, summons, notice or document pursuant to Section 11(e) below shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

(d)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(e)          Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail, or sent by reputable overnight carrier, in each case with proof of receipt, to the recipient. Notices to Consultant shall be sent to Consultant’s most recent address on the records of the Company. Notices to the Company should be sent to Vaxart, Inc., attention: Chief Executive Officer, 170 Harbor Way, Suite 300

South San Francisco, CA 94080, Email: AFloroiu@vaxart.com. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

VAXART, INC.

/s/ Andrei Floroiu
By:	Andrei Floroiu
Its:	Chief Executive Officer

CONSULTANT

/s/ Margaret Echerd
Margaret Echerd